              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON April 22, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            PAYLESS SHOESOURCE, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 Missouri                             48-0674097
         (State of Incorporation)        (I.R.S. Employer Identification No.)
    3231 E. 6th Street, Topeka, Kansas                66607-2207
 (Address of Principal Executive Offices)             (Zip Code)

               PAYLESS SHOESOURCE, INC. DEFERRED COMPENSATION PLAN
                              (Full Title of Plan)

                                William J. Rainey
              Senior Vice President, Secretary and General Counsel
                            PAYLESS SHOESOURCE, INC.
                               3231 E. 6th Street
                            Topeka, Kansas 66607-2207
                                 (913) 233-5171
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                                 Carl W. Struby
                               Lathrop & Gage L.C.
                        2345 Grand Boulevard, Suite 2600
                           Kansas City, Missouri 64108
                                 (816) 460-5834

[CAPTION]
                         CALCULATION OF REGISTRATION FEE

   Title of Securities  Amount Being      Proposed Maximum           Proposed Maximum           Amount of
    Being Registered     Registered   Offering Price Per Share   Aggregate Offering Price    Registration Fee
Deferred                 $10,000,000       100%                   $10,000,000                  $2,950
Compensation
Obligations(1)(2)

Common Stock               (3)            ______                    ______                     ______
($.01 par value)(2)

(1) Obligations under the Deferred Compensation Plan are unsecured obligations of the Registrant to pay deferred compensation in accordance with the terms of the Plan.

(2) Participants in the Plan may elect to have compensation deferred treated as if such amount had been used to purchase Registrant's Common Stock. For purposes of this Registration Statement, this investment option is referred to as Stock Units. The Stock Units will accrue earnings (or losses) on Deferred Compensation Payment Obligations based on the performance of Registrant's Common Stock. No additional consideration will be paid for the Stock Units. If participants make this election, obligations under the Deferred Compensation Plan may be paid in cash or Common Stock as
     determined  by  the  Compensation   Committee  of  Registrant's   Board  of
     Directors.

 (3) Includes such indeterminate number of shares of Common Stock as may be issuable with respect to the Deferred Compensation Payment Obligation.

Part I

         The Section 10(a) prospectus relating to the Payless ShoeSource, Inc. Deferred Compensation Plan, as amended (the "Plan") is omitted from this Registration Statement pursuant to the Note to the Instructions to Part I of Form S-8.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission (the "Commission") are hereby incorporated by reference:

         (a) The Registrant's Annual Report on Form 10-K for the Fiscal Year ended January 31, 1998, filed pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since January 31, 1998.

         (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10 dated February 23, 1996, as amended through April 15, 1996; and Registrant's Form of Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3 of the Registrant's Quarterly Report on Form 10-Q for the period ended May 4, 1996) including any amendment or report filed for the purpose of updating such description.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and amended, to constitute part of this Registration Statement.

Item 4. Description of Securities.

         Deferred Compensation Payment Obligation

         Under the Plan, Payless ShoeSource, Inc. (the "Registrant") provides certain key employees the opportunity to defer specified portions of their annual bonus until April 1 of the following fiscal year and defer other compensation until a later date, but generally not before the earlier of the employee's retirement, termination of employment or death (or prior occurrence of a severe financial hardship as provided in the Plan). Under certain circumstances, such as (i) a Change in Control (as defined in the Plan) or (ii) if the Committee administering the Plan determines acceleration of payment is in the best interests of the Registrant, the participants and their beneficiaries, payment can be accelerated. The obligation of the Registrant to distribute the compensation deferred (the "Deferred Compensation Payment Obligation") is an unsecured general obligation of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and ranks pari passu with other unsecured general obligations of the Registrant.

         Participants choose from one of two options for the purpose of investing deferred compensation: Cash Units or Stock Units. Participants may have their deferred compensation credited in Cash Units or in Stock Units or in both Cash Units and Stock Units.

         Cash Unit

         Under the Plan, if a participant elects Cash Units, the participant's account will be credited with one Cash Unit for each dollar of deferred compensation. Interest in the form of additional Cash Units is credited to the participant's account each April 1 at a rate of interest equal to the average yield on long-term U.S. Government Bonds for the preceding calendar year. Deferred compensation will begin earning interest when the deferral is credited to the participant's account on the April 1 following the year of deferral.

         Stock Unit

         Under the Plan, if a participant elects Stock Units, the participant's account will be credited with the number of whole Stock Units equivalent in value to the participant's deferred compensation. For converting dollars to Stock Units, the value of a Stock Unit is deemed to be equal to the average closing price of the Registrant's Common Stock on the New York Stock Exchange during the February immediately preceding the April 1 crediting date. The Stock Units are only a bookkeeping entry and not an actual purchase of the Registrant's Common Stock. The value of Stock Units will fluctuate based on changes in the value of Registrant's Common Stock. To the extent that dividends are paid on Registrant's Common Stock, a like amount (less any fractional shares) will be added to the participant's account and reinvested in Stock Units. This right to accrue earnings (or losses) based on the fluctuations in the value of Registrant's Common Stock may be deemed to be a "security" under the Securities Act and, as such, is being registered on this Registration Statement on Form S-8.

          The Committee administering the Plan may elect in its sole discretion to make payments with respect to Stock Units in cash or in the Registrant's Common Stock or in both cash and the Registrant's Common Stock. The shares of Registrant's Common Stock that may be issued under such election is also being registered on this Registration Statement on Form S-8.

         Reallocation of Cash Units or Stock Units

          Subject to Committee approval, until December 31, 1998 and prior to the year in which such change is to become effective a participant may elect to have all or a portion of the participant's Cash Units reallocated and credited to the participant's Stock Unit account, or all or a portion or the participant's Stock Units reallocated and credited to the participant's Cash Unit account. Any such reallocation shall occur as of the April 1 following the year in which the participant's election to reallocate was made.

         Distributions

         Distributions will be in cash, except that the Committee administering the Plan may, if the participant has elected to invest deferred compensation in Stock Units, elect in its sole discretion to make payments either in cash or in the Registrant's Common Stock or in both cash and the Registrant's Common Stock. If a distribution is in stock, Stock Units are converted to shares of the Registrant's Common Stock on a one-to-one basis. If a distribution is in cash, the value of a Stock Unit is deemed to be equal to the average closing price of the Registrant's Common Stock on the New York Stock Exchange during the month of February next preceding the date of distribution.

         Except with respect to distributions of annual bonuses that have been deferred until April 1 of the following fiscal year, the Committee administering the Plan has discretion as to whether the distributions will be made in a lump sum payment or payments in annual installments.

         Modification

         The Plan may be amended, modified or terminated by the Registrant's Board of Directors, except that no change may be made without the approval of the shareholders of the Registrant's Common Stock (i) in the maximum number of Stock Units deliverable or allocable in respect of any fiscal year under the Plan or (ii) in certain provisions of the Plan relating to the method of determining the number of Stock Units allocable to a Participant.

Item 5. Interests of Named Experts and Counsel.

     William J. Rainey, Senior Vice President and General Counsel of the Registrant, has given an opinion to the Registrant opining as to the validity of the securities being issued pursuant to the Plan. Mr. Rainey is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

         Registrant's Restated Articles of Incorporation provides that any director or officer of the Registrant who is made a party to any action, suit or proceeding in connection with services to the Registrant or its subsidiaries will be indemnified against expenses, judgments, fines and amounts paid in settlement to the maximum extent permitted by Missouri Law.

         Section 351.355(l) of the General and Business Corporation Law of Missouri ("MGBCL") provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorney's fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) of the MGBCL provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys' fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court.
Section 351.355(3) of the MGBCL provides that a corporation shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in the defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under
Section 351.355(l) or (2). Section 351.355(7) of the MGBCL provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareowners of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful.
Section 351.355(8) of the MGBCL provides that a corporation may purchase and maintain insurance on behalf of any such person.

         The Registrant has entered into indemnification agreements with each director and certain executive officers of the Registrant. Generally, each indemnification agreement provides, among other things, (i) for indemnification to the fullest extent permitted by law against all expenses, judgments, fines, penalties incurred in connection with, and amounts paid in settlement of, any claim against the indemnified party, provided it is determined pursuant to the agreement that the indemnitee is entitled to be indemnified under the applicable standard of conduct under the MGBCL; (ii) for advancement of expenses to the indemnitee in connection with the indemnitee's defense of any threatened or pending claim, provided that if it is determined pursuant to the agreement that the indemnitee would not be permitted to be indemnified under applicable law, the Registrant shall be entitled to be reimbursed by the indemnitee for all such amounts previously paid; (iii) for the creation of a trust for the benefit of the indemnitee in the event of a potential change in control of the Registrant which shall be funded from time to time at the request of the indemnitee in an amount sufficient to satisfy the Registrant's indemnification obligations under the agreement; and (iv) that no legal action be brought and no cause of action be asserted by or on behalf of the Registrant against the indemnitee after the expiration of the earlier of the applicable statute of limitations or two years after the date of accrual of such cause of action. Similar indemnification agreements may be entered into from time to time with additional officers of the Registrant. In addition, the Registrant has purchased a directors and officers liability insurance policy.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

          4.1 Restated Articles of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 of the Registration's Quarterly Report on Form 10-Q for the period ended May 4, 1996)

          4.2 Amended and Restated By-Laws of Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for Fiscal Year ended January 31, 1998)

          4.3 Rights Agreement, dated as of April 2, 1996, between Registrant and The Bank of New York, as Rights Agent, which includes as Exhibit A thereto, the Form of Rights Certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form 10 dated February 23, 1996, as amended through April 15, 1996)

         *5 Opinion of Counsel as to legality of the securities being registered hereby.

        *23.1   Consent of Arthur Andersen LLP

        *23.2 Consent of Counsel (included in the opinion filed as Exhibit 5 to this Registration Statement)

        *24.    Powers of Attorney

         99.1 Payless ShoeSource, Inc. Deferred Compensation Plan, as amended (incorporated by reference from Exhibit 10.12 of Registrant's Annual Report on Form 10-K for Fiscal Year Ended January 31,
                1998)

*  Filed Herewith


Item 9. Undertakings.

     (a) The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs 1.(a)(i) and 1.(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on the 22nd day of April, 1998.

                            PAYLESS SHOESOURCE, INC.


                               By:    /s/ William J. Rainey
                                     Name:  William J. Rainey
                                     Title:  Senior Vice President and
                                               General Counsel


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


        Signature                        Title                        Date
*/s/ Steven J. Douglass      Director, Chairman of the Board      April 22, 1998
Steven J. Douglass           and Chief Executive Officer
                             (Principal Executive Officer)

*/s/ Richard A. Jolosky      Director and President               April 22, 1998
Richard A. Jolosky

*/s/ Ullrich E. Porzig       Senior Vice President and Chief      April 22, 1998
Ullrich E. Porzig            Financial Officer (Principal
                             Financial and Accounting Officer)

*/s/ Howard R. Fricke        Director                             April 22, 1998
Howard R. Fricke

*/s/ Thomas A. Hays          Director                             April 22, 1998
Thomas A. Hays
                                        9

*/s/ Michael E. Murphy      Director                              April 22, 1998
Michael E. Murphy

*/s/ Richard L. Stark       Director                              April 22, 1998
Richard L. Stark

*/s/ Daniel Boggan, Jr.     Director                              April 22, 1998
Daniel Boggan, Jr.

*/s/ Mylle B. Mangum        Director                              April 22, 1998
Mylle B. Mangum

* By:    /s/ William J. Rainey
         Attorney-in-Fact

                                  EXHIBIT INDEX

         4.1 Restated Articles of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 of the Registration's Quarterly Report on Form 10-Q for the period ended May 4,
                  1996).

         4.2 Amended and Restated By-Laws of Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for Fiscal Year ended January 31, 1998).

         4.3 Rights Agreement, dated as of April 2, 1996, between Registrant and The Bank of New York, as Rights Agent, which includes as Exhibit A thereto, the Form of Rights Certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form 10 dated February 23, 1996, as amended through April 15, 1996).

      *  5        Opinion of Counsel as to legality of the securities being
                  registered hereby.

      *  23.1     Consent of Arthur Andersen LLP

      *  23.2     Consent of Counsel (included in the opinion filed as Exhibit 5 to this Registration Statement).

      *  24       Powers of Attorney

         99.1 Payless ShoeSource, Inc. Deferred Compensation Plan, as amended (incorporated by reference from Exhibit 10.12 of Registrant's Annual Report on Form 10-K for Fiscal Year Ended January 31, 1998)

         *  Filed Herewith